UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Route 46 East Fairfield, NJ		07004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 970-2559

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

Chesapeake Lodging Trust (the “Company”) completed its initial public offering of 7,500,000 of its common shares of beneficial interest on January 27, 2010 (the “IPO”). Immediately following the closing thereof, the Company completed the private placement transactions described in the Company’s IPO registration statement on Form S-11 (Reg. No. 333-162184), pursuant to which the Company sold an aggregate of 1,507,293 of its common shares to Hyatt Corporation (452,431 common shares), BAMCO, Inc., on behalf of certain of its investment advisory clients (collectively, “Baron”; 904,862 common shares), and three Company insiders (James L. Francis, President, Chief Executive Officer and Trustee: 60,000 common shares; Douglas W. Vicari, EVP/CFO and Trustee: 40,000 common shares; and Thomas A. Natelli, non-executive Chairman of the Board, and certain entities affiliated with Mr. Natelli: 50,000 common shares). The Company realized aggregate consideration of approximately $28.5 million through the private placement transactions, all of which were exempt under Section 4(2) or Regulation D of the Securities Act of 1933 as transactions not involving public offerings made to accredited investors.

In connection with the completion of the private placements to Hyatt Corporation and Baron, the Company entered into separate registration rights agreements with those investors pursuant to which the Company agreed to register the resale of their respective common shares owned by them and their respective permitted transferees, upon their request made no earlier than six months from January 27, 2010. In addition, subject to the exceptions and limitations set forth in the registration rights agreements, Hyatt Corporation and Baron will have unlimited piggyback registration rights pursuant to which they may request the inclusion of their shares in any registration statement the Company may file for the purpose of registering sales of common shares for our account or the account of future shareholders.

The foregoing description of the registration rights agreements is only a summary and is qualified in its entirety by reference to the copies of the registration rights agreements that are filed herewith as Exhibits 10.4 and 10.5, respectively, each of which exhibits is incorporated into this report by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) The Company’s board of trustees appointed Messrs. Thomas D. Eckert, John W. Hill, George F. McKenzie and Jeffrey D. Nuechterlein to serve as independent trustees effective as of the consummation of the IPO. The four appointees joined Messrs. Natelli, Francis and Vicari on the board. There is no arrangement or understanding between any of the appointees and any other persons pursuant to which he was selected as a member of the Company’s board. In addition, there is no relationship between the Company and any of the appointees that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The following table depicts the composition of the Company’s audit, compensation and nominating and corporate governance committees effective following completion of the IPO. Each of Messrs. Natelli, Eckert, Hill, McKenzie and Nuechterlein has been determined to be an independent trustee in accordance with applicable rules of The New York Stock Exchange. Messrs. Francis and Vicari, as employees of the Company, are not independent and do not serve on any board committees. In the table, the letter “C” denotes the chairman of the committee, and an “X” indicates membership on the committee.

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Thomas A. Natelli	X	X

Thomas D. Eckert	C	X

John W. Hill	X	C	X

George F. McKenzie			C

Jeffrey D. Nuechterlein			X

In accordance with its non-employee trustee compensation policy, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference, the Company will pay our non-employee trustees an annual retainer fee of $50,000, payable quarterly. In addition, our audit committee chairman will be paid an additional annual retainer of $15,000, our compensation committee chairman will be paid an additional annual retainer of $10,000 and our nominating and corporate governance committee chairman will be paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive chairman of our board, will be paid an additional annual retainer of $20,000. Although we will reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at board and committee meetings, we will not pay any trustee a separate fee for meetings attended. Furthermore, trustees will not receive any perquisites.

Our non-employee trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

In connection with each annual meeting of shareholders, each of our non-employee trustees will receive an additional grant of restricted common shares. Vesting for all subsequent grants, excluding the grants made at completion of the offering, will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

In addition, concurrently with the closing of the IPO, the Company granted 1,500 fully vested common shares to Mr. Natelli and 1,000 common shares to each of Messrs. Eckert, Hill, McKenzie and Nuechterlein under the Company’s Equity Plan, a description of which is set forth in the section entitled “Management” in the prospectus included in the IPO registration statement. A copy of the Equity Plan was filed with the Company’s registration statement on Form S-8, filed with the Securities and Exchange Commission on January 27, 2010.

(e) Following completion of the IPO, the Company entered into employment agreements with Messrs. Francis, Vicari and D. Rick Adams, the Company’s Senior Vice President and Chief Investment Officer. As disclosed in the prospectus included in the IPO registration statement, the agreements provide for an annual base salary of $700,000 for Mr. Francis, $475,000 for Mr. Vicari and $275,000 for Mr. Adams, payable in approximately equal semi-monthly installments. Messrs. Francis and Vicari also entered into letter agreements pursuant to which each agreed that he will not commence receiving his base salary until a capital deployment hurdle rate is met, which is when the quotient of (1) the cumulative acquisition cost of hotel properties, net of cash acquired (or substantially similar financial measures), that the Company will report in our statements of cash flows for all periods following the IPO, divided by (2) the net proceeds received from the IPO and the concurrent private placements (including net proceeds received from any exercise of the underwriters’ overallotment option, but excluding any deferred underwriting compensation payable to the underwriters), is greater than 50%.

In addition, the employment agreements provide each of our executive officers with severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit the Company by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of the Company.

The agreements have an initial term of three years for Messrs. Francis and Vicari and an initial term of two years for Mr. Adams, beginning in each case on January 27, 2010, the date of completion of the IPO. Thereafter, the term of the agreements will be extended for an additional year on each anniversary of the effective date of the IPO, unless either party gives 90 days’ prior notice that the term will not be extended.

Each of these executives will be entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (including incentive compensation), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously issued to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below.

If we terminate the executive without cause, the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Mr. Adams, current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Mr. Adams, the greater of (1) the average of all bonuses paid to them during the preceding 36 months (or the period of the executive’s employment if shorter) or (2) the most recent bonus paid to the executive. In addition, the executive will be eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Mr. Adams, following such executive’s termination of employment.

If there is a change of control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Mr. Adams, current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Mr. Adams, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Mr. Adams, following termination of employment, and payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with our company. The foregoing description of the employment agreements and the letter agreements is only a summary and is qualified in its entirety by reference to the copies of the agreements that are filed herewith as Exhibits 10.1, 10.1.1, 10.2, 10.2.1 and 10.3, respectively, each of which exhibits is incorporated into this report by reference.

We also granted to each of Messrs. Francis, Vicari and Adams time-based and, in the case of Messrs. Francis and Vicari, performance-based restricted common shares on the terms and in the respective amounts set forth in the section entitled “Management” in the prospectus included in the IPO registration statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. Incorporated by reference to the Exhibit Index filed herewith and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2010	CHESAPEAKE LODGING TRUST

	By:	/S/ DOUGLAS W. VICARI
Douglas W. Vicari Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Employment Agreement dated January 27, 2010 between Registrant and James L. Francis

10.1.1	Letter Agreement dated January 27, 2010 between Registrant and James L. Francis

10.2	Employment Agreement dated January 27, 2010 between Registrant and Douglas W. Vicari

10.2.1	Letter Agreement dated January 27, 2010 between Registrant and Douglas W. Vicari

10.3	Employment Agreement dated January 27, 2010 between Registrant and D. Rick Adams

10.4	Registration Rights Agreement dated January 27, 2010 between Hyatt Corporation and Registrant

10.5	Registration Rights Agreement dated January 27, 2010 between BAMCO, Inc. and Registrant

10.6	Trustee Compensation Policy of the Registrant